Exhibit 99.1

BitNile Holdings Announces Strategic Partnership and Investment in Ecoark Holdings

BitNile subsidiary, Digital Power Lending, agrees to purchase $12 million in Ecoark preferred stock

Ecoark subsidiary, Agora Digital, expects to deploy power capacity up to 78MW to power BitNile crypto miners

Ecoark to deploy significant capital to its subsidiary, White River, for oil drilling projects

LAS VEGAS--(BUSINESS WIRE)—June 9, 2022-- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced a strategic partnership and investment into Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST). BitNile’s subsidiary, Digital Power Lending, LLC (“DP Lending”) has agreed to purchase $12,000,000 of a new series of convertible preferred stock of Ecoark, which will be paid no later than June 29, 2022. Pursuant to a mutually agreed upon use of proceeds, Ecoark intends to deploy significant proceeds via its subsidiary White River Holdings Corp. (“White River”) towards an oil drilling program across its cumulative 30,000 acres of active mineral leases at both shallow, intermediate, and deep levels. Ecoark will also deploy additional proceeds via its subsidiary Agora Digital Holdings, Inc. (“Agora Digital”) to provide BitNile with up to 78 megawatts (“MW”) of power within the State of Texas for digital asset mining capacity, subject to BitNile proceeding with this facility after having conducted the requisite due diligence. The Agora Digital power capacity would, if the project proceeds as presently anticipated, expedite BitNile’s recently announced plans to significantly expand its Bitcoin mining production capacity, including growing its number of deployed Bitcoin miners to 20,600, representing an expected mining production capacity of approximately 2.24 exahashes per second. Further details and transaction documents will be provided via regulatory filings at a later date in accordance with Securities and Exchange Commission rules.

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III stated, “I’m very pleased to be partnering with Ecoark on this transaction and future business endeavors. I feel that the allocation of this $12,000,000 in capital to Ecoark will create significant shareholder value for both BitNile and Ecoark shareholders as White River attempts to extract its significant oil reserves from its mineral leased properties at historically high energy prices.” The Company’s Vice Chairman and CEO, William Horne, stated, “I feel that there are significant synergies between BitNile and Agora Digital where our cache of digital asset miners and Agora’s power capacity at extremely low power rates can expedite both businesses’ expansion and market share in the digital asset sector.”

Ecoark’s Founder, Chairman and CEO, Randy May, stated, “I am grateful to have met Todd Ault recently and to have worked so closely the last few weeks structuring this mutually beneficial transaction. I feel that there is a lot of untapped value within Ecoark across all of our subsidiaries that is not being currently realized by the market, and the BitNile investment and strategic partnership will greatly expedite the unlocking of that shareholder value.” Agora Digital’s CEO, Brad Hoagland, stated, “We are excited to be partnering with BitNile to further establish our company as the only power-centric digital asset company in the public market.”

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. The company has three wholly-owned principal subsidiaries: Zest Labs, Inc. (“Zest Labs”), Banner Midstream Corp (“Banner Midstream”) and Agora Digital Holdings Inc. (“Agora”). Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year. Banner Midstream is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi. Banner Midstream also provides transportation and logistics services and procures and finances equipment to oilfield transportation services contractors. Agora was formed to acquire its new cryptocurrency mining subsidiary, Bitstream Mining LLC. ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Ecoark’s planned use of proceeds, acceleration and expansion of the businesses of both Ecoark and BitNile, the ability to Ecoark to capitalize on oil reserves, and the expectation of enhancing shareholder value of each company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and neither BitNile nor Ecoark undertake any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the continuation of high oil prices and state regulation of bitcoin mining, investors should review risk factors, that could affect either or both of the BitNile’s and Ecoark’s respective businesses and financial results which are included in BitNile’s and Ecoark’s respective filings with the U.S. Securities and Exchange Commission, including, but not limited to, their respective Forms 10-K, 10-Q and 8-K. All such filings are available at www.sec.gov and on the companies’ websites at www.BitNile.com and www.ecoarkusa.com, respectively.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235

Ecoark Holdings Investor Contact:

investorrelations@ecoarkusa.com or 1-800-762-7293